Exhibit 99.1
Bioptix Announces Streamlining of Workforce

BOULDER, Colo., January 20, 2017 /PRNewswire/ -- Bioptix, Inc. (BIOP) ("Bioptix" or the "Company"), announced that on January 14, 2017 the Board of Directors of the Company adopted a plan under which the Company will terminate certain employees associated with the September 2016 acquisition of its subsidiary, Bioptix Diagnostics, Inc.  The Company commenced terminations on January 16, 2017 and terminations are expected to be completed within 30 days.  The Company may pay severance benefits in certain circumstances of up to one month base salary.  The Board determined to take the action following a review and assessment of the anticipated time to realization of benefits from the acquisition, further product development required and the sales forecasts, costs and results of operations projected during the near to mid-term period.  The Company is reviewing possible strategic alternatives relative to the business.

None of the Company's current Board members, with the exception of the CEO, were employees or Board members of the Company at the time of the Bioptix purchase.

Michael Beeghley, Chairman of the Board of Directors commented "The Board and executive team are committed to growing the business of the Company and enhancing prospects for growth and increasing shareholder value.  In this endeavor we may explore strategic alternatives that would be accretive to the Company as a whole and that would maximize shareholder value."

About Bioptix, Inc.

Bioptix, Inc., through its subsidiary Bioptix Diagnostics, Inc., acquired Enhanced Surface Plasmon Resonance ("eSPR") instruments designed to increase the flexibility and reliability of SPR for a broad range of applications during 2016.  The Company is developing a plan to address technical and other initiatives related to eSPR while it continues to be a licensor of important patents and technology in its intellectual property portfolio.

Forward Looking Statements:
This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's operations and future strategic acquisitions. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2015, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

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